UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2024

INTELLIA THERAPEUTICS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37766	36-4785571
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 Erie Street, Suite 130
Cambridge, Massachusetts		02139
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 857 285-6200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	NTLA	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 12, 2024, upon the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors (the “Board”) of Intellia Therapeutics, Inc. (the “Company”), the Board appointed Brian Goff, as a Class I director, effective as of June 13, 2024, with a term expiring at the 2026 annual meeting of stockholders. The Board determined that Mr. Goff is independent under the listing rules of The Nasdaq Stock Market. In addition, the Board appointed Mr. Goff to the Compensation and Talent Development Committee of the Board, effective as of June 13, 2024.

Mr. Goff joins the Board with over three decades of commercialization, operations and sales and marketing experience at leading biopharmaceutical companies. Since 2022, he has been the chief executive officer of Agios Pharmaceuticals and a member of its board of directors. He previously served as executive vice president, chief commercial and global operations officer of Alexion Pharmaceuticals from June 2017 until its acquisition by AstraZeneca in 2021. Prior to Alexion, Mr. Goff was chief operating officer and a member of the board of directors of Neurovance, Inc. until its acquisition by Otuska Pharmaceuticals in March 2017. Before joining Neurovance, Mr. Goff served as executive vice president and president of the hematology division at Baxalta until its acquisition by Shire in June 2016. He previously served with Baxter Healthcare Corporation as global hemophilia franchise head. Earlier in his career, Mr. Goff held positions of increasing seniority in sales and marketing with Novartis Pharmaceuticals and the pharmaceutical division of Johnson & Johnson. Mr. Goff holds a Bachelor of Arts from Skidmore College and an MBA from the Wharton School at the University of Pennsylvania.

Mr. Goff does not have any family relationships with any of the executive officers or directors of the Company. There are no arrangements or understandings between Mr. Goff and any other person pursuant to which he was elected as a director of the Company.

As a non-employee director, Mr. Goff will receive cash compensation paid by the Company pursuant to its non-employee director compensation program. In addition, under the Company’s non-employee director compensation program, Mr. Goff was granted an option to purchase 22,297 shares of the Company’s common stock at an exercise price per share of $25.96, as well as 15,409 restricted stock units. These awards vest as to 33 1/3% of the total award one year after the date of grant, which is the effective date of Mr. Goff’s appointment to the Board, and thereafter in substantially equal quarterly installments during the subsequent two years, subject to Mr. Goff’s continued service through such date, and would become exercisable in full upon the occurrence of a change in control of the Company. Mr. Goff will enter into the Company’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.6 to Amendment No. 3 to the Company’s Registration Statement on Form S-1 (File No. 333-210689) filed with the Securities and Exchange Commission on April 27, 2016. Pursuant to the terms of this agreement, the Company may be required, among other things, to indemnify Mr. Goff for some expenses, including attorneys’ fees, judgments, fines and settlement amounts respectively incurred by him in any action or proceeding arising out of his respective service as one of our directors.

Item 7.01 Regulation FD Disclosure.

On June 14, 2024, the Company issued a press release announcing Mr. Goff’s appointment to the Board. A copy of this press release is furnished as Exhibit 99.1 to this report on Form 8-K and is incorporated herein by reference.

The information under this Item 7.01, including Exhibit 99.1 hereto, is being furnished herewith and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release dated June 14, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Intellia Therapeutics, Inc.

Date:	June 14, 2024	By:	/s/ John M. Leonard
Name: John M. Leonard Title: Chief Executive Officer and President